EXHIBIT 7

                                         April 16, 2002


EpicEdge, Inc.
5508 Hwy. 290 West
Suite 300
Austin, Texas 78735

         Re:      EpicEdge, Inc. (the "Company")

Ladies and Gentlemen:

     This letter is to confirm the commitment of Edgewater Private Equity Fund III, L.P. ("Edgewater") to provide the Company with additional financing subsequent to the date hereof in the amount of up to $1,360,000, which amount will be in addition to the amounts being funded by Edgewater pursuant to the terms of that certain Note and Preferred Stock Purchase Agreement of even date herewith, among the Company, Edgewater and certain other parties named therein (the "Agreement"), on the following terms:


Amount of Financing:$1,360,000  convertible  secured debt, less the amounts of any debt or equity financing received by the Company from third parties subsequent to the date hereof.

Type of security:   10%  interest-bearing  convertible  secured  bridge
                    note (the "Note") convertible into a series of preferred stock at an initial conversion rate of $0.25 and having a three (3) times liquidation preference that is senior to the liquidation preferences of all other capital stock of the Company.

Maturity Date:      18 months after the date of the Note.

Secured Interest:   The Note shall be secured by all of the
                    assets of the Company and shall be senior to all other security interests in the assets of the Company, other than the security interest held by GE Access.

Contingencies:      The financing described above is contingent upon the
                    following:

                    (a) There being (i) no material adverse change in the financial condition, business, operating results, operations, business prospects or property of the Company, as measured against the operating plan approved by the Board in December, 2001 (a

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                    "Material Adverse Change"), or (ii) no default or event of default under the Agreement (a "Default"). To the extent that there is a Material Adverse Change or a Default, prior to the financing described above, Edgewater shall not be obligated to fund the Company with any of the amounts described above;

                    (b) Board approval in advance of the financing; and

                    (c) The execution of definitive documents, which shall contain in detail the terms described above and shall also contain other rights, including, without limitation, registration rights, protective provisions, information rights and events of defaults and remedies on essentially the same terms described in the Agreement.

                            [SIGNATURE PAGE FOLLOWS]

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     If the foregoing satisfactorily reflects your understanding of the subject matter contained herein, please confirm by dating and executing this letter in the space provided below.

                                       Very truly yours,

                                       Edgewater Private Equity Fund III, L.P.

                                       By:  Edgewater III Management, L.P.
                                       Its:  General Partner

                                       By: Gordon Management, Inc.
                                       Its: General Partner

                                       By: /s/
                                          ------------------------------------
                                       Its:___________________________________

AGREED AND ACCEPTED ON
THIS 16th DAY OF APRIL, 2002.
EpicEdge, Inc.

By:  /s/
     ------------------------------
Its: CEO
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